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                                                                   EXHIBIT 23.1


            CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 33-31932, 33-40222, 333-15933, 333-24187 and 333-28415) and in
the related Prospectuses, and in the Registration Statements (Form S-8 Nos. 33-31439, 33-33887, 33-34112, 33-34834, 33-44519, 33-58929, 333-04021,
333-45935, 333-45939, 333-90645 and 333-90647) pertaining to the 1987 Stock
Option Plan of MagneTek, Inc., the MagneTek, Inc. FlexCare Plus Retirement Savings Plan, the 1989 Incentive Stock Compensation Plan of MagneTek, Inc., the MagneTek Unionized Employee Savings Plan, the Amended and Restated 1989 Incentive Stock Compensation Plan of MagneTek, Inc., the Second Amended and Restated 1989 Incentive Stock Compensation Plan of MagneTek, Inc., the MagneTek, Inc. Non-Employee Director Stock Option Plan, the MagneTek, Inc. 1997 Non-Employee Director Stock Option Plan, the MagneTek, Inc. Amended and Restated Director Compensation and Deferral Investment Plan, the 1999 Stock Incentive Plan of MagneTek, Inc. and the 2000 Employee Stock Plan of MagneTek, Inc., of our report dated December 29, 2000, with respect to the financial statements of J-Tec, Inc. included in this Current Report (Form 8-K/A) of MagneTek, Inc., dated January 29, 2001.

                                                      Ernst & Young LLP


Nashville, Tennessee
January 23, 2001